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                                                                      Exhibit 23









The Board of Directors
FirstMerit Corporation



     We consent to the incorporation by reference in the Registration Statement Nos. 33-7266, 33-47074, 33-47147, 33-57076, and 33-57557 on Forms S-8, of (i)
our report dated January 15, 1998, relating to the consolidated balance sheets of FirstMerit Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997;
(ii) our report dated April 23, 1998, relating to the Statements of Net Assets Available for Plan Benefits of Employee Stock Purchase Plan at December 31, 1997 and 1996 and the Statements of Changes in Net Assets Available for Plan Benefits for the years then ended; and (iii) our report dated April 15, 1998, relating to the Statements of Net Assets Available for Plan Benefits Employee's Salary Savings Retirement Plan December 31, 1997 and 1996, and the Statements of Changes in Net Assets Available for Plan Benefits for the years then ended; all of such reports appear in Amendment No. 1 to the annual report on Form 10-K of FirstMerit Corporation.




/s/ Coopers & Lybrand, L.L.P.

Akron, Ohio
April 30, 1998